                                                                  EXHIBIT (a)(8)

                             FORM OF DIRECTION FORM

                                 DIRECTION FORM
                        To Tender Shares of Common Stock
                                       of
                           Southside Bancshares Corp.

               --------------------------------------------------

                         SIGNATURE REQUIRED ON LAST PAGE

               --------------------------------------------------

                                 January 5, 2001

[Participant's name]
[Participant's address]

Approximate Number of Shares Credited to Participant's Account and over which the Participant has Investment Discretion:

         Re:  Southside's Employee Stock Ownership Plan (the "Plan")

Dear Plan Participant:

         As you may have heard, Southside Bancshares Corp. ("Southside") has made an offer to purchase 1,100,000 shares of common stock of Southside at a price not in excess of $12.25 nor less than $10.75 per share. The offer is commonly referred to as a "Dutch auction" tender offer. The enclosed Offer to Purchase dated January 5, 2001 and the related Letter of Transmittal enclosed with this Direction Form (which, together with the Offer to Purchase, constitute the "offer"), describe the offer in greater detail.

         When reviewing the enclosed materials, please keep the following points in mind.

         As a Plan participant, you have the right under the terms of the Plan to decide whether or not to direct Thomas M. Teschner and Norville K. McClain as co-trustees for the Plan (the "co-trustees"), to tender shares credited to your individual account and over which you have investment discretion. Only the co-trustees can actually tender such shares.

         If you decide to direct the co-trustees to tender any or all of the shares attributable to your interest in the Plan and over which you have investment discretion, you will be entitled:

         - to specify the price or prices (within the limits of the tender offer) at which they should be tendered; or

         - to accept the price to be paid to all stockholders whose shares will be purchased.

If you do not direct the co-trustees whether to tender such shares, such shares will not be tendered. Further, those shares credited to your account and over which you do NOT have investment discretion will not be tendered.

         Although the offer is not scheduled to expire until 5:00 p.m., St. Louis time, on February 14, 2001, unless extended, in order for the co-trustees to timely tender shares attributable to your interest in the Plan, Joseph W. Pope, who is acting as agent in tabulating the Direction Forms, must receive this Direction Form at Southside Bancshares Corp., 4111 Telegraph Road, St. Louis, Missouri 63129 (314) 416-4111 by 5:00 p.m., St. Louis time, on February 9, 2001, unless the deadline is extended.

         If Mr. Pope does not receive a completed, dated and signed original Direction Form by 5:00 p.m., St. Louis time, on February 9, 2001, unless extended, then, in accordance with the terms of the Plan, the co-trustees will not tender such shares.

         If you require additional information concerning the terms and conditions of the offer or concerning the procedure for tendering the shares allocated to your individual account and over which you have investment discretion, please call Joseph W. Pope at (314) 416-4111.

         Before completing this Direction Form, please read carefully the accompanying Offer to Purchase and all other enclosed materials.

         IMPORTANT: If you direct the co-trustees to tender Plan shares allocated to your individual account and over which you have investment discretion and they are purchased by Southside, any proceeds will be credited to your individual Plan cash account. You will then be able to instruct the co-trustees to invest such proceeds in other investment options offered under the Plan.

         You may call Robert S. Pauley in Southside's Payroll Department at 314-845-5672 after the account reconciliation is complete, which is expected to be no earlier than three business days after the co-trustees receive the proceeds, to have the proceeds of the sale of shares invested in other investment options offered under the Plan.

         While you will not recognize any immediate tax gain or loss as a result of this tender offer, the tax treatment of your future withdrawals or distributions from the Plan may be adversely impacted by a tender and sale of shares in the Plan. Specifically, under current federal income tax rules, if you receive a distribution from the Plan of shares that have increased in value while they were held by the Plan, under certain circumstances you may have the option of not paying tax on this increase in value, which is called "net unrealized appreciation," until you sell the shares. When the shares are sold, any gain up to the amount of the untaxed net unrealized appreciation is taxed as long-term capital gain. If shares allocated to your individual account are purchased by Southside in the offer, you will no longer be able to take advantage of this tax benefit.

         Each Direction Form received by our agent, Joseph W. Pope, will be held in confidence and will not be released or divulged to any other director, officer, employee or representative of Southside. Please contact myself at (314) 416-4111 if you have been subject to pressure or coercion by any party or if you are concerned about the confidentiality of your instructions.

         The Board of Directors of Southside has approved the offer. However, you must make your own decision whether to tender shares, the number of shares to tender and the price or prices at which shares should be tendered. Neither Southside, its Board of Directors, the co-trustees, Joseph W. Pope, as our agent in tabulating the Direction Forms, nor any other party makes any recommendations to you as to whether or not to tender shares or the price or prices at which to tender.

                                           Sincerely,

                                           /s/  Thomas M. Teschner

                                           Thomas M. Teschner,
                                           President and Chief Executive Officer
                                           Southside Bancshares Corp.

                                  INSTRUCTIONS

         Carefully complete this Direction Form below. To assure that your Direction Form can be processed on time, please be sure to sign and date the form and return it to Southside Bancshares Corp., 4111 Telegraph Road, St. Louis, Missouri 63129, attention: Joseph W. Pope, not later than 5:00 p.m., St. Louis time on February 9, 2001, unless extended. Even if you decide not to participate in the offer, you should complete and return this Direction Form. If Mr. Pope does not receive a completed, dated and signed original Direction Form from you by such deadline, then your shares will not be tendered.

         The method of delivery of this document is at the election and risk of the Plan participant. No facsimile transmissions of this Direction Form will be accepted. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to assure delivery by 5:00 p.m., St. Louis time, on January 31, 2001.

WITHDRAWAL

         If you submit a Direction Form to Mr. Pope directing the co-trustees to tender Plan shares allocated to your individual account and later decide to withdraw your tender, you must follow the following procedures for your withdrawal to be effective. Mr. Pope must receive a written notice of withdrawal by 5:00 p.m., St. Louis time, on February 12, 2001, unless extended. Such notice of withdrawal must specify your name, the number of Plan shares allocated to your individual account which you directed the co-trustees to tender, the number of such shares withdrawn and the name of the Plan in which you participate.

FURTHER INFORMATION

         If you have any questions after reviewing the materials, contact Joseph
W. Pope at Southside Bancshares Corp., 4111 Telegraph Road, St. Louis, Missouri 63129 (314) 416-4111.

         The approximate number of shares allocated to your individual account and over which you have investment discretion as of January 5, 2001, is shown to the right of your address.

--------------------------------------------------------------------------------

[  ]     1.    Please DO NOT TENDER, but continue to HOLD all shares credited to my individual Plan account.

[  ]     2.    Please TENDER                   shares (including fractional
         shares, if any) credited to my individual Plan account and over which I have investment discretion at the purchase price determined by the "Dutch auction" tender process as described in the Offer to Purchase. [Note: If this box is checked and no number is entered in the blank, all shares which are credited to your individual Plan account and over which you have investment discretion will be tendered in accordance with the previous sentence.]

[  ]     3.    Please TENDER shares (including fractional shares, if any)
         credited to my individual Plan account and over which I have investment discretion in the quantities indicated below for each of the prices provided. [Note: A blank space before a given price will be taken to mean that no shares will be tendered at that price. FILL IN THE TABLE ON THE NEXT PAGE ONLY IF YOU HAVE CHECKED BOX 3.

         The total number of shares to be tendered which you indicate after box 2 above and in the table on the next page may NOT exceed the number of shares credited to your individual Plan account and over which you have investment discretion as shown to the right of your address, but may be less than or equal to such number. If the total number of shares to be tendered which you indicate after box 2 above and in the table on the next page is less than the number of shares allocated to your individual Plan account and over which you have investment discretion, you will be deemed to have directed the co-trustees of the Plan NOT to tender the remaining shares.

             FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX 3
                              ON THE PREVIOUS PAGE.




---------------------------------------------------------------------------------------------------------------------


Number of Shares                             Number of Shares                      Number of Shares
    Tendered                   Price             Tendered             Price            Tendered            Price
    --------                   -----             --------             -----            --------            -----
                              $10.75                                 $11.00                               $11.25
--------------------                     ----------------------                  -------------------
                              $11.50                                 $11.75                               $12.00
--------------------                     ----------------------                  -------------------
                              $12.25
--------------------


---------------------------------------------------------------------------------------------------------------------




         The undersigned hereby directs the co-trustees of the Plan to tender to Southside, in accordance with the Offer to Purchase and the related Letter of Transmittal, copies of which I have received and read, the indicated number of shares of Southside's common stock, reflecting shares credited to my individual Plan account and over which I have investment discretion, or to hold such shares, in either case as provided on this form.




                                      ------------------------------------
                                                  Signature



                                      ------------------------------------
                                              Name (please print)


                                      Dated:                 , 2001
                                             ----------------




                                       2